UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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The following is the text of a note to the Company’s Consumer Media Group posted on the Company’s intranet by L. Gordon Crovitz on August 1, 2007.

A note from Gordon Crovitz
We Can Accelerate This Pace of Growth and Innovation August 1, 2007

To Consumer Media Group Colleagues:

The news that a majority of the Bancroft family will sell their shares-news broken by The Wall Street Journal, of course-marks a momentous event for an enterprise founded 125 years ago in the basement of a candy store in a building where the New York Stock Exchange now stands.

A momentous event, and a time to reflect on the extraordinary past of Dow Jones, but also a time to look ahead to what ownership by News Corp. could mean to the ambitious work done across the Consumer Media Group.

A key issue is that readers can expect from the Journal and our other publications and services what they have always expected. In a Publisher's Letter posted to WSJ.com, readers are assured that we'll deliver the same standards of accuracy, fairness, authority and independence. In a statement, Marcus Brauchli, Paul Gigot and Neal Lipschutz said, "We recognize that the best assurances of independence are reporters and editors committed to following news where the facts lead and to expressing opinions based on consistent principles. We want to assure our readers that we will remain as committed to those values under new ownership as we have been for more than a century." I know they speak for all our almost 2,000 journalists at the Journal, Barron's, MarketWatch, Dow Jones Newswires and our other publications and services.

With the support of the heirs of Clarence Barron, the Journal grew from what was still a narrowly focused financial newspaper serving Wall Street, with a circulation of about 50,000, to what it is today: a global business and financial news and information franchise, across print, online and now new digital media. We now have circulation of some three million people to the Journal in print and online around the world. The two strongest brands in business news are the Journal and Dow Jones, brands built on generations of ambitious journalism, innovative products and business leadership that always sought to extend the journalism and the brands.

And so the work begun by Dow, Jones and Barron will continue, under new ownership. An acquisition by News Corp. could herald an era of growth and opportunity. We have done well as part of a modest-sized company to make the transition to the Digital Age-indeed, I think we've done better than any other established news media company with large reliance on print. But as part of News Corp., we can grow faster and serve more readers and more advertisers. We will see what future plans hold, but News Corp. has great distribution capability in broadcast, cable and satellite. It could choose to invest in new areas of news and opinion coverage. It recently made a very large investment in expanding its newspaper color capacity in Britain, showing strong belief in print. It has significant digital properties that could accelerate our own digital growth. And it is a truly international company, improving our prospects for extending our operations more effectively outside our home market.

The large premium offered for Dow Jones shares reflects the power of our brands. But it also reflects the work done by this generation of Dow Jones colleagues to apply our great brands to changing technologies in ways that now allow our readers to access our journalism however, whenever and wherever they need it.

I would like to close this note by reviewing the progress of the Consumer Media Group strategy that we began some 18 months ago. This has led to print-online integrated efforts across news, advertising, marketing, operations, technology and virtually every department.

Our strategy is paying off, driven by a structure that is now fully in place. In recent months, we have added our first chief revenue officer, Michael Rooney, and new Journal managing editor Marcus Brauchli has integrated the Journal news operations across all media, globally. Here are some of the key achievements:

Consumer Media Group, which had an operating loss in 2005, has steadily increased revenue and profits. In the first half of this year, the operating margin reached 6%, up from 3% last year. Revenues managed to grow, despite continuing pressure on U.S. print Journal advertising.

The redesigned print Journal is a big success. In surveys, readers strongly prefer the rethought Journal, with more what-the-news-means coverage. They also prefer the narrower format.

We're succeeding in our efforts to have consumers use our products across our franchises. Forty percent of print Journal subscribers have access to the Online Journal, double the proportion of two years ago. The U.S. print Journal continues to buck the trends of other newspapers, increasing the number of individually paid subscribers by 4.5% since the January relaunch of the Journal. Meantime, WSJ.com subscriptions are 24% higher than they were a year ago-and we anticipate soon passing the one-million paying subscriber mark. Barrons.com will soon have 100,000 paying subscribers. And the Wall Street Journal Digital Network now reaches 15 million unique visitors.

Likewise, advertisers increasingly use us across print and online. More than half of our top 100 advertisers have bought us in both print and online-and when they buy combined print-online packages they increase their total spend with us by an average of 20%. In print, the advertising category that includes consumer and luxury goods was up more than 30% in the second quarter.

Barron's is having a great year, posting double-digit revenue increases and taking advertising market share from its competitors. Print circulation is now at 318,000, with the high-quality individually paid category of subscriptions up 17%, driven by combined print-online offers.

International advertising revenue has grown 26% so far this year, with revenues up at both the Asian and European editions of the Journal. Our recently acquired eFinancial News also is contributing to our international growth, helping transform our European operations.

Our franchise development group has also made good progress, placing our content on TV, radio, office lobbies and soon in office elevators.

Total costs are down 2% so far this year, with credit to all departments. Operations has found creative new ways to print and distribute, and the marketing group continues to find ways dramatically to reduce our circulation expenses even as we grow circulation revenues.

And so we have reason to look back at recent progress with some satisfaction-and to look ahead with excitement. We have a successful strategy. We've made great progress. As part of a much larger, global company, we can accelerate this pace of growth and innovation.

One trait that Dow, Jones, Barron and Kilgore all shared was a deep sense of optimism about the work we do, the good it does and our prospects for doing more of it. They would now encourage us to take full advantage of the new opportunities that will be ours as part of a larger company. Our mission remains the same as theirs, even if we have moved out of that basement office underneath the candy store.

Only our expectations have changed, by growing as each new generation has added to the power of our brands and our journalism. We can look forward to more success, building on our legacy of quality, innovation and growth.

Gordon

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

News Corporation and one of its subsidiaries will file a registration statement with the Securities and Exchange Commission (SEC), which will include a proxy statement of Dow Jones.  Investors are advised to read the registration statement/proxy statement when it becomes available because it will contain important information.   Investors may obtain a free copy of the registrations statement/proxy statement (when it becomes available) and other relevant documents filed by News Corporation, its subsidiaries and Dow Jones with the SEC at the SEC’s Web site at http://www.sec.gov.  The proxy statement and such other documents may also be obtained for free from the Investor Relations section of Dow Jones’ web site (www.dowjones.com) or by directing a request to Dow Jones at: Dow Jones & Company, Inc., 200 Liberty Street, New York, New York 10281, Attention: Investor Relations, or from the Investor Relations section of News Corporation’s web site (www.newscorp.com) or by directing a request to News Corporation, 1211 Avenue of the Americas, New York, New York 10036, Attention: Investor Relations.

Dow Jones and its directors, executive officers and other members of its management and employees are potential participants in the solicitation of proxies from Dow Jones’ stockholders in connection with the merger.  Information concerning the interests of Dow Jones’ participants in the solicitation, which may be different than those of the Dow Jones stockholders generally, is set forth in Dow Jones’ proxy statement relating to its 2007 annual meeting of stockholders filed with the SEC on March 16, 2007 and Dow Jones’ Current Report on Form 8-K filed with the SEC on June 7, 2007 as amended by a filing on July 20, 2007 and will be described in the proxy statement relating to the merger.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING
INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including the risk that Dow Jones’ business and its relationships with customers, employees or suppliers could suffer due to the uncertainty relating to the merger; that the merger with News Corporation, or any other strategic alternative, may not be consummated or may be delayed; and such other risk factors as may be included from time to time in Dow Jones’ reports filed with the SEC and posted in the Investor Relations section of Dow Jones’ web site (www.dowjones.com).  Dow Jones undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.